Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

indie Semiconductor, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock	(1)	457(r)	(1)	$(1)		$(1)	0.0001531	$(2)
Fees to be Paid	Equity	Preferred Stock	(3)	457(r)	(1)	(1)		(1)	0.0001531	(2)
Fees to be Paid	Debt	Debt Securities	(4)	457(r)	(1)	(1)		(1)	0.0001531	(2)
Fees to be Paid	Other	Warrants	(5)	457(r)	(1)	(1)		(1)	0.0001531	(2)
Fees to be Paid	Other	Rights	(6)	457(r)	(1)	(1)		(1)	0.0001531	(2)
Fees to be Paid	Other	Units	(7)	457(r)	(1)	$(1)		$(1)	0.0001531	$(2)

Total Offering Amounts:							$			0.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

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Offering Note(s)

(1)	There is being registered hereunder an indeterminate aggregate initial offering price and number or amount of (a) shares of Class A common stock, (b) shares of preferred stock, (c) debt securities, (d) warrants to purchase the Registrant’s securities registered hereunder, (e) rights to purchase the Registrant’s Class A common stock or preferred stock registered hereunder, and (f) units, consisting of two or more of the securities registered hereunder in any combination, as may be sold from time to time by the Registrant, including securities that may be issued upon exercise, conversion, settlement or exchange of any securities offered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, settlement or exchange of other securities or that are offered in units. Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction. Additional securities may be added by an automatically effective post-effective amendment pursuant to Rule 413 under the Securities Act.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).
(3)	See note 1.
(4)	See note 1. Debt securities may be senior or subordinated.
(5)	See note 1.
(6)	See note 1.
(7)	See note 1.